UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 3, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 3 - Securities and Trading Markets

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 3, 2005, Digital Video Systems, Inc. (the "Company") received a letter from the Nasdaq Stock Market ("Nasdaq") staff stating that the Company may not be in compliance with Nasdaq's listing of additional shares notification requirement, as set forth in Nasdaq Marketplace Rule 4310(c)(17), and that there may be a potential stockholder approval and/or voting rights violation in connection with the same transaction.

On June 9, 2005, the Company submitted a Notification Form: Listing of Additional Shares concerning the future issuance of 1,069,470 shares of the Company's Common Stock issuable upon conversion of 106,947 shares of Series D Convertible Preferred Stock and 100,174 shares of Common Stock issuable upon exercise of warrants, all of which it intends to issue in settlement of litigation with Mali Kuo. The Notification Form also notes that the Company may sell up to another 99,710 shares of Series D Convertible Preferred Stock (convertible into 997,100 shares of Common Stock) and warrants to purchase an additional 99,710 shares of Common Stock. The Series D Convertible Preferred Stock has a face value of $34.30 per share, and the warrants have a one-year term with an exercise price of $4.50 per share.

The Company intends to also submit a further response to Nasdaq on or before June 10, 2005 explaining why the transactions do not require stockholder approval or otherwise result in a voting rights violation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Mali Kuo Mali Kuo Chief Executive Officer

Date: June 9, 2005